Exhibit 99.(d)(vi)

AMENDED AND RESTATED

MANAGEMENT FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT

As of July 1, 2008

This Amended and Restated Management Fee Waiver and Expense Reimbursement Agreement (this “Agreement”) is made and entered into as of this 1st day of July 2008 between Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Global Fund, Inc. (“Global Fund”) with respect to the Lord Abbett Global Allocation Fund (formerly Equity Series) (the “Global Allocation Fund”).  This Agreement supersedes the Expense Reimbursement Agreement between Lord Abbett and Global Fund dated May 1, 2008 with respect to the Global Allocation Fund only.  That Agreement remains in effect with respect to the Lord Abbett Developing Local Markets Fund.

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.              Lord Abbett agrees to waive its management fee payable under the Management Agreement between Lord Abbett and Global Fund with respect to the Global Allocation Fund for the period set forth in paragraph 3 below.

2.               With respect to the Global Allocation Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed a particular annual rate of the average daily net assets of the Fund’s Class A, B, C, F, I, P, R2, and R3 shares, as relevant, for the time period set forth in paragraph 3 below.  The applicable rates for the Fund are shown below:

Class A	Class B	Class C	Class F	Class I	Class P	Class R2	Class R3
1.35%	2.00%	2.00%	1.10%	1.00%	1.45%	1.60%	1.50%

3.              Lord Abbett’s commitments described in paragraphs 1 and 2 will be effective from July 1, 2008 through April 30, 2009.

IN WITNESS WHEREOF, Lord Abbett and Global Fund have caused this Agreement to be executed by a duly authorized member and officer, respectively, to become effective as of the day and year first above written.

LORD ABBETT GLOBAL FUND, INC.

By:	/s/Thomas R. Phillips
Thomas R. Phillips
Vice President and Assistant Secretary

LORD, ABBETT & CO. LLC

By:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel